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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 4 to the Registration Statement on Form S-1 of our report dated May 6, 2005, except for Note 7 which is as of July 26, 2005, relating to the financial statements of Healthcare Acquisition Corp. (a corporation in the development stage) as of April 30, 2005, and the related statements of operations, stockholders' equity and cash flows for the period from April 25, 2005 (inception) to April 30, 2005, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ LWBJ, LLP


West Des Moines, Iowa
July 26, 2005